Exhibit 10

Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 of our report dated April 24, 2017 relating to the financial statements of Merrill Lynch Life Variable Annuity Separate Account D, and our report dated March 30, 2017 relating to the financial statements of Transamerica Advisors Life Insurance Company, which appear in Merrill Lynch Life Variable Annuity Separate Account D’s Post-Effective Amendment No. 20 to the Registration Statement on Form N-4 (No. 333-119364). We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in Merrill Lynch Life Variable Annuity Separate Account D’s Post-Effective Amendment No. 10 to the Registration Statement on Form N-4 (No. 333-119364).

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 15, 2017